EXHIBIT 10.14

SETTLEMENT AGREEMENT

    This SETTLEMENT AGREEMENT (“Agreement”), is made and entered into as of October 20, 2003, among The Zondervan Corporation (“Zondervan”), Mattel, Inc. (“Mattel”), TLC Multimedia, LLC (“TLC”), Riverdeep, Inc. (“Riverdeep”), and Findex.com, Inc. (“Findex”) (collectively referred to as the “Parties”).

    WHEREAS, Zondervan filed a Complaint against Mattel, TLC and Findex in the United States District Court for the Western District of Michigan, styled The Zondervan Corporation v. Findex. com, Inc., et al., Case No. 1:0 1 -CV-654 (the “Lawsuit”).

    WHEREAS, the Parties now seek to amicably settle the Lawsuit on the terms and conditions set forth below.

        The Parties agree as follows:

    1. Without admitting any liability, and in settlement of the Lawsuit, Mattel, TLC, and Findex shall pay to Zondervan the total amount of $1,050,000.00 (the “Total Settlement Amount”). Subject to the guaranty obligations set forth in paragraph 4 below, Mattel, TLC and/or their successor or designee shall pay $550,000 of the Total Settlement Amount, and Findex shall pay $500,000 of the Total Settlement Amount.

    2. The payment of the Principal Total Settlement Amount shall be made according to the following installment schedule, with interest calculated and payable as set forth in paragraph 3 below:

November 15, 2003:	$150,000 paid by TLC and/or Mattel or
Riverdeep on behalf of TLC and/or Mattel
$150,000 paid by or on behalf of Findex

January 30, 2004:	$150,000 paid by TLC and/or Mattel or
Riverdeep on behalf of TLC and/or Mattel
$150,000 paid by or on behalf of Findex

April 30, 2004:	$150,000 paid by TLC and/or Mattel or
Riverdeep. on behalf of TLC and/or Mattel
$100,000 paid by or on behalf of Findex

July 30, 2004:	$100,000 paid by TLC and/or Mattel or
Riverdeep on behalf of TLC and/or Mattel
$100,000 paid by or on behalf of Findex

The attached Schedule A calculates, for illustration purposes, interest due with each installment if payments are made in a timely fashion. Payments made later than the dates set forth must include additional interest calculated under paragraph 3.

    3. Interest shall accrue on the unpaid balance of the Total Settlement mount at a rate of 5% simple interest annually from October 20, 2003. The interest shall be payable on each installment as set forth in Paragraph 2 on the balance of the unpaid obligation of each of Mattel, TLC and/or their successor or designee and Findex as set forth in Paragraph 1.

    4. Each of TLC and Mattel, jointly and severally, irrevocably and unconditionally guarantees, without setoff, counterclaim or deduction, the payment obligations and liabilities of Findex to Zondervan under this Agreement in an amount that shall not, individually or in the aggregate, exceed $125,000. Payment of any amount shall be due 15 days after receipt of notice of Findex's default and failure to cure by counsel for TLC and Mattel, but in no event earlier than January 31, 2004. Such notice of Findex’s default and failure to cure shall be sent by Zondervan to: Douglas L. Reilly, Assistant General Counsel, Riverdeep, Inc., 500 Redwood Boulevard, Novato, CA 94947. Each of TLC and Mattel and/or its successor or designee shall be entitled to indemnification from Findex in an amount not to exceed $125,000 in the event that either is (or both are) required to make any payments under this Paragraph 4.

    5. It is acknowledged by each of the Parties that, contemporaneously with the execution and delivery of this Agreement, Findex shall have executed and delivered a consent judgment (the “Consent Judgment”) in the form attached as Exhibit B in favor of Zondervan. Zondervan shall be entitled to file the Consent Judgment in the federal court and have it entered by such court if payments by Findex required pursuant to Paragraph 2 above are not timely made, subject to the notice and cure provision contained in Paragraph 6.

    6. Upon failure to Zondervan to receive payment from Findex as required under paragraph 2 (either as to timing or amount), Zondervan shall provide written notice to Findex’s counsel: Tarter Krinsky & Drogin LLP, Attn: Richard S. Ciacci, Esq., 470 Park Avenue South, 14 1h Floor, New York, New York 100 16. Upon such notice, Findex shall cure said default within five (5) business days of actual receipt of said notice to cure before any action may be taken against Findex hereunder.

    7. To secure the payment of all sums due under this Agreement, and also contemporaneously with the execution and delivery of this Agreement, Findex shall execute and deliver the following:

        (A) To Zondervan, a security agreement in the form attached to this Agreement as Exhibit C pursuant to which it grants Zondervan a security interest (the “Senior Security Interest”) in certain assets (the “Secured Assets”) of Findex; and

        (B) To TLC, Mattel and Riverdeep, a second security agreement in the form attached to this Agreement as Exhibit D pursuant to which it grants to TLC and Mattel a second security interest in the Secured Assets, subordinate only to the Senior Security Interest.

    8. TLC, Mattel and Riverdeep hereby acknowledge that, except as provided pursuant to paragraph 7(B) above, they have no rights in or to the any of the Secured Assets, and hereby covenant to refrain from asserting at any time any such rights, or make any claim arising out of such rights, against Findex.

    9. Upon satisfaction of each of Findex's and TLC / Mattel’s respective payment obligations under this Agreement, each such party and Riverdeep, Inc. shall be entitled to a full release in relation to such amounts owed, in the forms attached to this Agreement as Exhibit E.

    10. After satisfaction of Findex’s obligations under this Agreement, including full payment of all amounts required by Paragraph 2, TLC, Mattel and Riverdeep, and their respective successors and assigns, hereby covenant in perpetuity to refrain from asserting any rights or making any claims relating to the Licensed Media, Programs, or Trademarks defined in and licensed to Findex in the Software License Agreement dated June 30, 1999 between Findex.com and Parsons Technology, Inc.

    11. Following execution of this Agreement by all Parties, the Parties shall direct their counsel to execute a stipulation that (i) dismisses the Lawsuit as to TLC and Mattel with prejudice, and (ii) dismisses the Lawsuit as to Findex without prejudice to Zondervan’s right to file the Consent Judgment upon default in payments as described in paragraph 5 above. Each Party shall bear its own costs in relation thereto.

    12. The Parties acknowledge that they have each consulted with counsel regarding this Agreement, and have executed this Agreement of their own free will and without duress or coercion. Each party warrants that this Agreement is executed without reliance upon any statement or representation of fact or opinion by any other Party.

    13. This Agreement may be executed in counterparts, with signatures appeafing on different copies.

    14. This Agreement shall be construed under and governed by the laws of the state of Michigan.

        The parties have executed this Settlement Agreement as of the date first written above.

MATTEL, INC.
By: /s/ Jill Thomas
Its: V.P. Asst. General Counsel

TLC MULTIMEDIA, LLC
By: /s/ Garrett Power
Its: CFO

FINDEX.COM, INC.
By: /s/ Steven Malone
Its: CEO

THE ZONDERVAN CORPORATION
By: /s/ James Schreiber
Its: Executive V.P. & CFO

RIVERDEEP, INC. (as to Paragraphs 6, 7, 8)
By: /s/ Garrett Power
Its: CFO